Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated October 10, 2013
Relating to Preliminary Prospectus dated October 9, 2013
Registration Statement No. 333-178097

Hess Terminals Acquisition Presentation OCTOBER 10, 2013

LEGAL NOTICE / FORWARD-LOOKING STATEMENTS 2 The confidential presentation contains "forward-looking statements" that we believe to be reasonable as of the date of this presentation. These statements, which may include any statement that does not relate strictly to historical facts, use terms such as "anticipate," "assume," "believe," "estimate," "expect," "forecast," "intend," "plan," "position," "predict," "project," or "strategy" or the negative connotation or other variations of such terms or other similar terminology. In particular, statements, express or implied, regarding future results of operations or ability to generate sales, income or cash flow, to make acquisitions, or to make distributions to unitholder are forward-looking statements. These forward-looking statements are based on management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting Buckeye Partners, L.P. (the "Partnership" or "BPL") and therefore involve a number of risks and uncertainties, many of which are beyond management's control. Although the Partnership believes that its expectations stated in this presentation are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. The factors listed in the "Risk Factors" sections of, as well as any other cautionary language in, the Partnership's public filings with the Securities and Exchange Commission, provide examples of risks, uncertainties and events that may cause the Partnership's actual results to differ materially from the expectations it describes in its forward-looking statements. Each forward-looking statement speaks only as of the date of this presentation, and the Partnership undertakes no obligation to update or revise any forward-looking statement. Our pending Hess Terminals Acquisition may not be consummated. The Hess Terminals Acquisition is subject to closing conditions and regulatory approvals. If these conditions are not satisfied or waived, the Hess Terminals Acquisition will not be consummated. If the closing of the Hess Terminals Acquisition is substantially delayed or does not occur at all, or if the terms of the Hess Terminals Acquisition are required to be modified substantially due to regulatory concerns, we may not realize the anticipated benefits of the Hess Terminals Acquisition fully or at all. Certain of the conditions remaining to be satisfied include the absence of a law or order prohibiting the transactions contemplated by the purchase and sale agreement (the “PSA”) and the expiration of any waiting periods under the Hart-Scott-Rodino Act, as amended, with respect to the Hess Terminals Acquisition. In addition, the PSA may be terminated by either party if the closing date shall not have occurred on or prior to the date that is nine months from the date of the PSA (the “End Date”), provided, that neither party may terminate on the End Date if such party is in material breach of the PSA. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Partnership, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling (888) 603-5847. © Copyright 2013 Buckeye Partners, L.P.

HESS TERMINALS ACQUISITION © Copyright 2013 Buckeye Partners, L.P. 3 Hess Terminals Business – Asset Locations Transaction Overview Buckeye has entered into a definitive agreement to acquire the Hess terminals network for $850 million The assets are highly complementary with Buckeye's existing terminal network both domestically and internationally Meaningful portion of EBITDA underpinned by four-year storage and throughput contracts with Hess Planned commercialization of historically proprietary terminals Further upside from asset integration and commercialization Transaction expected to close in Q4 2013 Asset Overview 28.6 MMBbls refined product capacity (with 14.8 MMBbls in New York Harbor) 19 terminals in major metropolitan areas 6 Colonial and 3 Buckeye pipeline connections Access to 12 deepwater ports Serves over 1,350 Hess retail sites 10.3 MMBbls crude and refined product capacity Deepwater port (82’ draft) East Coast Terminals St. Lucia Terminal

STRATEGIC RATIONALE AND INVESTMENT HIGHLIGHTS 4 Large scale acquisition that provides strong fee-based cash flows 20 terminals with aggregate capacity of 39 MMBbls Buckeye's capacity increases >50% to 112 MMBBls Attractive upside exists around commercial opportunities on the East Coast; Hess historically operated terminals as proprietary with limited third-party commercial customers Hess is an attractive anchor tenant with four-year storage and throughput contracts with minimum revenue commitment Bolsters Buckeye's presence and service capabilities in New York Harbor with 14.8 MMBbls of aggregate terminal capacity across six terminals Enhances Buckeye's position in the Mid-Atlantic, while also providing further penetration into the attractive Southeastern / Florida markets Potential for future growth through tank conversion opportunities, blending activities, rail opportunities, and other expansion projects Addition of St. Lucia enables Buckeye to provide multiple solutions for customers across the entire Caribbean Hess assets have been well-maintained and have an excellent safety record Unique opportunity to acquire a collection of terminals that are highly complementary with Buckeye's existing operations and enhances Buckeye's vision of creating a world-class, integrated terminal network Hess Bayonne Hess St. Lucia © Copyright 2013 Buckeye Partners, L.P.

VALUE CREATION OVERVIEW

Asset Overview



Rensselaer
Syracuse
Rochester
Groton
Roseton
Pennsauken
Baltimore
Chesapeake
Wilmington
Charleston
Jacksonville
Tampa
Ft. Lauderdale
Legend
Buckeye Pipe Line Company
Buckeye Contract Operations (BDL)
Buckeye Terminals
Hess Terminals Assets
Hess NY Harbor
Port Reading Complex
First Reserve
Bayonne
Brooklyn
Bronx
Newark
Caribbean
BORCO (Bahamas)
Yabacoa (Puerto Rico)
Caribbean Sea
St. Lucia (St. Lucia)
South America

Value Creation Opportunities

- Commercialization of Proprietary Terminals
- Ability to Leverage Operational Expertise and Teams in Place
- Creation of a New York Harbor Complex
- Facilitate Imports via BORCO; Particularly to Southeast Locations
- Segmentation of Caribbean Terminal Market
- Utilization of Buckeye merchant / marketing ability

BUCKEYE PARTNERS, L.P.
© Copyright 2013 Buckeye Partners, L.P.
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NORTHEAST U.S. PRESENCE SIGNIFICANTLY ENHANCED

Highlights

- Creates premier position in New York Harbor through combination of Port Reading, First Reserve, Perth Amboy and Linden
  - Pro forma New York Harbor aggregate capacity of ~23 MMBBls[1]
- Increases flexibility and optionality, while presenting many synergy opportunities
  - Direct connections to existing BPL pipeline and Colonial connections
  - Multiple berthing options across facilities
  - Butane storage capacity and rail capabilities at Port Reading
  - Truck rack presence enhanced throughout the area
- Adds excellent bunkering location at Bayonne and niche heating oil business in Bronx / Brooklyn
- Integration down to Mid-Atlantic markets and New York Harbor locations
  - Optimizes Mid-Atlantic with both marine and pipeline supply
  - NYH/BORCO network creates optionality for commercial holders

Northeast Footprint


Rensselaer
Syracuse
Rochester
Groton
Roseton
Pennsauken
Baltimore
Chesapeake
Legend
Buckeye Pipe Line Company
Buckeye Terminals
Hess Terminals Assets
Hess NY Harbor
Port Reading Complex
First Reserve
Bayonne
Brooklyn
Bronx
Newark

New York Harbor


Bronx
To PA/Upstate NY
Newark (0.6)
Bayonne
Brooklyn
Linden Junction
Port Reading Complex
First Reserve
Integrated New York Harbor network
Colonial Pipeline
Buckeye Pipe Line Company
Hess Terminals
Buckeye Terminals

(Volumes in MMBbls)

[1] Includes six NYH terminals acquired from Hess and two legacy Buckeye terminals

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St. Lucia and Southeast terminals are excellent additions that are consistent with Buckeye's strategy of creating a world-class marine terminal system CREATES CARIBBEAN AND SOUTHEAST US PLATFORM 7 Southeast U.S. / Caribbean Footprint Buckeye will own / operate 41 MMBbls of capacity in the Caribbean market BORCO and St. Lucia combination will be able to offer a full spectrum of services to all different customer bases Crude, refined products, fuel oil Heating, blending, transfers, storage Provides increased flexibility to supply Southeast terminals with clean products St. Lucia positioned to accommodate growing crude volumes from Latin America Fuel oil marketing and bunkering business enhanced through addition of marine terminals Highlights © Copyright 2013 Buckeye Partners, L.P. BORCO Wilmington Charleston Jacksonville Tampa Ft. Lauderdale (Volumes in MMBbls ) Buckeye Contract Operations (BDL) Buckeye Terminals Hess Terminals Blending and staging opportunity

SUMMARY OF ACQUISITION BENEFITS Tremendous opportunity for Buckeye to create value by overlaying our commercial operating model on a premier platform of complementary assets Integrated network of marine terminals should allow Buckeye to capture meaningful synergies from global logistic product flows through the comprehensive set of terminal service offerings After fully integrating these assets and executing on our initial operational and commercialization plans over the next twelve months, will result in a very attractive acquisition multiple This acquisition is expected to provide long-term support for further distribution growth Creates an integrated network of marine terminals that will allow us to capture meaningful synergies from global product flows and a platform for future growth © Copyright 2013 Buckeye Partners, L.P. 8